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                                                                     Exhibit 8.1

                  [Letterhead of Locke Purnell Rain Harrell]

                                 July 29, 1997


Argyle Television, Inc.
200 Concord Plaza, Suite 700
San Antonio, Texas 78216

Ladies/Gentlemen:

    We have acted as special tax counsel to Argyle Television, Inc. ("Argyle") in connection with the Proxy Statement/Prospectus prepared by Argyle in connection with the solicitation by its Board of Directors of proxies for use at Argyle's annual meeting of stockholders, which was originally filed with the Securities and Exchange Commission on June 9, 1997. Capitalized terms used hereunder but not defined have the meaning ascribed to them in the Proxy Statement/Prospectus.

    In rendering this opinion we have examined such documents as we have deemed relevant or necessary, including the Proxy Statement/Prospectus. The initial and continuing accuracy of these facts constitutes an integral basis for the opinion expressed herein.

    In our opinion, the discussion contained in the final Proxy Statement/Prospectus in the subsection entitled "The Hearst Transaction Proposal
- Certain Federal Income Tax Consequences" correctly sets forth the material federal income tax consequences of the Hearst Transaction for certain holders of Argyle Common Stock. This opinion is based upon existing statutes and regulations and positions of the Internal Revenue Service as of the date hereof, all of which are subject to change, both retroactively or prospectively.

     This opinion is furnished to you solely for use in connection with the Proxy Statement/Prospectus. We hereby consent to the incorporation by reference of this opinion as an exhibit to the Proxy Statement/Prospectus and to the reference to our Firm in the Proxy Statement/Prospectus under the caption "The Hearst Transaction Proposal - Certain Federal Income Tax Consequences" and "Legal Matters." In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under the Securities Act

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Argyle Television, Inc.
July 29, 1997
Page 2


of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        LOCKE PURNELL RAIN HARRELL
                                        (A Professional Corporation)


                                        By: /s/ C. Ronald Kalteyer
                                            ------------------------------------
                                            C. Ronald Kalteyer